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Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Devon Energy Corporation:

        We consent to the use of our report dated November 19, 2013, with respect to the combined balance sheets of Devon Midstream Holdings, L.P. Predecessor (as described in Note 1 to those financial statements) as of December 31, 2012 and 2011, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP
Oklahoma City, Oklahoma November 19, 2013

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  Exhibit 23.5
Consent of Independent Registered Public Accounting Firm